UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  February 6, 2012

TBS INTERNATIONAL PLC
(Exact name of Registrant as Specified in its Charter)

Ireland	001-34599	98-0646151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

Block A1 East Point Business Park Fairview, Dublin 3, Ireland
(Address of principal executive offices)

+1 353(0) 1 618 0000
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.  Bankruptcy or Receivership.

On February 6, 2012, TBS International plc (the "Company") and certain of its subsidiaries (collectively with the Company, the "Debtors") filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court").  The Debtors' Chapter 11 cases (collectively, the "Chapter 11 Case") are being jointly administered under the caption, "TBS Shipping Services Inc."  The case number of the Chapter 11 Case is 12-22224.  The Debtors will continue to manage their properties and operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.  The filing is not expected to affect the Company's vendors or customers.

As part of the Chapter 11 Case, the Debtors filed with the Bankruptcy Court the Debtors' Prepackaged Plan of Reorganization, dated February 6, 2012 (the "Plan").  The Company sought and obtained approval from the Bankruptcy Court to pay all foreign and critical vendors in the ordinary course, as well as customary relief to continue its wage and benefit programs for its employees.  The Plan provides for the payment of 100 cents on the dollar to all vendors upon confirmation of the Plan of Reorganization.  The Company also requested and obtained approval from the Bankruptcy Court for aggregate debtor-in-possession ("DIP") financing of $42.8 million to fund operations during the restructuring, comprised of a $41.3 million DIP credit facility, provided by Bank of America, DVB Bank, Toronto Dominion Bank and a number of the Debtors' other pre-filing secured lenders, and a separate $1.5 million DIP credit facility provided by Credit Suisse.  Pursuant to the Plan, ownership of the Company's operating subsidiaries will be transferred to a newly-formed entity that will be owned principally by the lenders.  Old equity holders will receive no distributions, and the Company will cease to be a reporting public company.

The Bankruptcy Court has set March 16, 2012 as the date for a combined hearing to approve the disclosure statement related to the Plan and to consider confirmation of the Plan.  The Company's operations will continue as usual during the Chapter 11 process, which is expected to be concluded within 60 days.

In connection with the filing, the Debtors entered into a plan support agreement with the lenders representing 92.52% of the Company's outstanding indebtedness under its credit facility led by The Bank of America (the "BOA Facility"), 100% of the Company's outstanding indebtedness under its credit facility led by DVB Group Merchant Bank (the "DVB Facility"), 100% of the Company's outstanding indebtedness under its credit facility led by Credit Suisse (the "CS Facility") and 100% of the Company’s outstanding indebtedness under its credit facility led by AIG Commercial Equipment Finance (the “AIG Facility”).

On January 31, 2012, the Company commenced a formal solicitation of votes for the Plan from lenders under the BOA Facility, the DVB Facility, the CS Facility and the AIG Facility.  As a result of the solicitation, which terminated on February 6, 2012, the Plan was accepted by 92.52% in dollar amount and 93.33% in number of creditors under the BOA Facility, 100% in dollar amount and 100% in number of creditors under the DVB Facility, by Credit Suisse as the sole lender in the CS Facility and by AIG as the sole lender in the AIG Facility.  No creditor has voted to reject the Plan.  The solicitation period closes on February 14, 2012.

The Plan provides for a multi-year restructuring of Debtor's long-term debt obligations and for ownership of the Company's operating subsidiaries to be transferred to a newly-formed entity that will be owned principally by the lenders.  The Plan provides for the dissolution of the Company and does not provide for any distributions to the Company's existing equity holders.  The restructuring does not involve the Company's joint venture operations in Brazil and the Dominican Republic.

On February 6, 2012, the Company issued a press release discussing the Chapter 11 Case (the "Press Release").  A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 2.04.  Triggering Events That Accelerate or Increase Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Chapter 11 Case constituted an event of default and caused the automatic and immediate acceleration of a number of material financial obligations of the Company (the "Accelerated Obligations").  The Accelerated Obligations include:  $125,670,498 under the BOA Facility, no less than $26,145,134 under the DVB Facility, $18,192,000 under the CS Facility and no less than $4,900,000 under the AIG Facility.  The ability of creditors to seek remedies to enforce their rights under such agreements is stayed as a result of the filing of the Chapter 11 Case, and the creditors' rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

Item 7.01.  Regulation FD Disclosure.

Additional information about the Chapter 11 Case, including Bankruptcy Court filings, is available at www.tbsrestructuring.com.  Certain non-public information is contained in the disclosure statement (the "Disclosure Statement") that was filed with the Bankruptcy Court in support of the Prepackaged Plan.  The Disclosure Statement is available at www.tbsrestructuring.com.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits:

99.1           Press Release, dated February 6, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TBS INTERNATIONAL PLC
Date: February 8, 2012	By:	/s/ Ferdinand V. Lepere
		Name:	Ferdinand V. Lepere
		Title:	Senior Executive Vice President and Chief Financial Officer